Exhibit 10.3

Creatd, Inc.

2050 Center Avenue, Suite 640

Fort Lee, New Jersey 07024

September 15, 2022

To Holders of the Following Securities:

Original Issue Discount Senior Convertible Debentures Issued on May 31, 2022

Original Issue Discount Senior Convertible Debentures Issued on July 25, 2022

Common Stock Purchase Warrants issued on February 28, 2022

Common Stock Purchase Warrants issued on March 9, 2022

Series C Common Stock Purchase Warrants issued on May 31, 2022

Series D Common Stock Purchase Warrants issued on May 31, 2022

Series E Common Stock Purchase Warrants issued on July 25, 2022

Series F Common Stock Purchase Warrants issued on July 25, 2022

Re:	Restructuring of Securities

Dear Holders:

Reference is made to the securities listed above (the Original Issue Discount Senior Convertible Debentures listed above, the “Debentures” and the Common Stock Purchase Warrants, the “Warrants” and collectively with the Debentures, the “Securities”) issued by Creatd, Inc. (the “Company”) to the holders thereof, respectively (the “Holders”) and the agreements pursuant to which the Securities were issued (each, a “Purchase Agreement” and collectively with the Securities and the other ancillary documents entered in connection therewith, the “Transaction Documents”). For good and valuable consideration, the Company and the undersigned Holder signatory hereto agrees to amend the terms of the Transaction Documents. Capitalized terms used but not defined in this letter amendment (this “Amendment”) shall have the meanings ascribed to such terms in the Transaction Documents.

1.	Grant of Security Interest. The Company shall grant the Holders of the Debentures a first priority security interest in all of the assets of the Company and its Subsidiaries pursuant to a security agreement and subsidiary guarantees in form and substance reasonably satisfactory to the Company and such Holders entered into concurrently herewith.

2.	Reduction of Debenture Conversion Price. The Conversion Price of the Debentures shall be reduced, and only reduced, down to $0.20, subject to adjustment for subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock.

3.	Reduction of Warrant Exercise Price. The Exercise Price of the Warrants shall be reduced, and only reduced, down to $0.20, subject to adjustment for subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock.

4.	Definition of Exempt Issuance. The Transaction Documents shall be amended and restated such that the term “Exempt Issuance” shall be defined as follows: “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, directors or consultants of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company provided that such issuances are for not less than $0.20 per share, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, or warrants to the placement agent in connection with the transactions pursuant to this Agreement and any securities upon exercise of warrants to the placement agent, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the prohibition period in Section 4.12(a) herein, and provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (d) securities in the Rights Offering.”

5.	Debenture Anti-Dilution. The following shall be inserted into the Debentures as new Section 5(g): “Subsequent Equity Sales. If, at any time while this Debenture is outstanding, the Company or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Conversion Price shall be reduced to equal the Base Conversion Price (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions following the date of the Purchase Agreement). Notwithstanding the foregoing, no adjustment will be made under this Section 5(g) in respect of an Exempt Issuance. If the Company enters into a Variable Rate Transaction, despite the prohibition set forth in the Purchase Agreement, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price at which such securities may be converted or exercised. The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 5(g), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 5(g), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.”

6.	Warrant Anti-Dilution. The following shall be inserted into the Warrant as new Section 3(g): “Subsequent Equity Sales. If the Company or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall sell, enter into an agreement to sell, or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, at an effective price per share less than the Exercise Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Exercise Price shall be reduced and only reduced to equal the Base Share Price and the number of Warrant Shares issuable hereunder shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 3(g) in respect of an Exempt Issuance. The Company shall notify the Holder, in writing, no later than the Trading Day following the issuance or deemed issuance of any Common Stock or Common Stock Equivalents subject to this Section 3(g), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 3(g), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Warrant Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise. If the Company enters into a Variable Rate Transaction, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible price, conversion price or exercise price at which such securities may be issued, converted or exercised.”

7.	Asset Sale Redemption. At the closing of the sale of assets outside the ordinary course of business of any assets of the Company or any Subsidiary, at least 50% of the proceeds thereof shall be used first for the repayment, unless waived by a Holder, of the Debenture provided if the sale is of the assets of Creatd Ventures, then only 20% of the proceeds thereof shall be required for redemption of the Debentures. Any redemptions shall be applied ratably to the Debentures electing to be repaid based on the then outstanding principal amount outstanding. The Company shall give at least 5-day prior written notice of any such asset sale.

8.	Maturity Date Extension. The “Maturity Date” of the Debentures shall be amended and restated to be March 31, 2023.

9.	Definition of Trading Market. The definition of “Trading Market” in the Transaction Documents shall be amended to read as follows: ““Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the Pink Open Market, OTCQB or the OTCQX (or any successors to any of the foregoing).”

10.	Prohibition on Variable Rate Transactions. From the date hereof until such time as no Holder holds any of the Debentures, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit or an “at-the-market offering”, whereby the Company may issue securities at a future determined price whereby the Company may issue securities at a future determined price regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled. Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

11.	No Indebtedness. Other than Permitted Indebtedness, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom. “Permitted Indebtedness” means (a) the indebtedness evidenced by the Debentures, (b) lease obligations and purchase money indebtedness of up to $100,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, (c) indebtedness secured by the assets of the Company’s Guccione collection; provided that such indebtedness shall not mature prior to the Debentures and provided, further, that in the event that such indebtedness is non-convertible then 20% of the amount of such indebtedness shall be used to repay the Debentures or in the event that such indebtedness is convertible then 50% of the amount of such indebtedness shall be used to repay the Debentures, or (d) indebtedness secured by the assets of Creatd Ventures; provided that such indebtedness shall not mature prior to the Debentures and provided, further, that in the event that such indebtedness is non-convertible then 20% of the amount of such indebtedness shall be used to repay the Debentures or in the event that such indebtedness is convertible then 50% of the amount of such indebtedness shall be used to repay the Debentures.

12.	No Liens. Other than Permitted Liens, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom. “Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens incurred in connection with Permitted Indebtedness under clauses (a), (c), or (d) thereunder, and (d) Liens incurred in connection with Permitted Indebtedness under clause (b) thereunder, provided that such Liens are not secured by assets of the Company or its Subsidiaries other than the assets so acquired or leased.

13.	Registration Statement. The Company shall file a registration statement within 10 Trading Days of the date hereof for the issuance of the shares underlying the Debentures issued by the Company in May 2022, the shares underlying Debentures and Warrants issued by the Company in July 2022, the shares underlying the Warrants issued as of the date hereof.

14.	Right Offering Restrictions. The Company’s contemplated rights offering is permitted to proceed provided that the per share offering price in the rights offering is not less than $0.20 per share.

15.	Burn Rate. The Company’s cash burn rate shall not exceed $600,000 per month; provided, however, that with the prior written consent of a majority in interest of the Debenture Holders, the monthly burn rate can increase by $150,000, if the increased amount is used for marketing purposes.

16.	Shareholder Approval/Voting Agreements. The Company shall seek to obtain the approval of its shareholders to increase the number of its authorized shares of stock (“Shareholder Approval”) within 90 days of the date hereof and shall obtain from existing insiders and affiliates voting agreements to vote in favor of such Shareholder Approval.

17.	Issuances Pursuant to the Plan. The Company shall not issue shares of Common Stock or options to employees, officers, directors or consultants of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company for less than $0.20 per share, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock.

18.	Officer, Director and Shareholder Lock-Ups. On the date hereof, the Company shall have delivered lock-up agreements (“Lock-Up Agreements”), in form and substance reasonably satisfactory to the Holder, from officer, directors and 10% or more holders of the Company’s Common Stock, which lock-up shall remain in effect until the Debentures are no longer outstanding. The Company shall not amend, modify, waive or terminate any provision of any of the Lock-Up Agreements except to extend the term of the lock-up period and shall enforce the provisions of each of each Lock-Up Agreement in the accordance with its terms. If any party to a Lock-Up Agreement breaches any provision of a Lock-Up Agreement, the Company shall promptly use its best efforts to seek specific performance of the terms of such Lock-Up Agreement.

19.	Waiver. Each Holder hereby releases and waives any and all claims or demands that it has or may have as of the date hereof against the Company and/or relating to or arising out of the Transaction Documents.

Upon the request of a Holder and surrender of an existing Security certificate, the Company shall promptly prepare and deliver to such Holder a new certificate for such Security with the terms amended pursuant to this Amendment.

Except as expressly set forth above, all of the terms and conditions of the Purchase Agreement shall continue in full force and effect after the execution of this Amendment and shall not be in any way changed, modified or superseded by the terms set forth herein.

This Amendment may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, this Amendment is executed as of the date first set forth above.

creatd, inc.

By:
Name:
Title:

HOLDER:

Name of Holder: _____________________________________

Signature of Holder: _________________________________

Name of Signatory: _______________________________

Name of Title: ______________________________

Securities:

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